                                                                                                                         Exhibit 12
                                    American Home Products Corporation
                              Computation of Ratio of Earnings To Fixed Charges (3)
                                   (Thousands of dollars, except ratio amounts)


                                                                                   Years Ended December 31,
                                           Six Months Ended ------------------------------------------------------------------------
                                            June 30, 2000       1999           1998          1997           1996           1995
                                           ---------------- -------------- -------------- ------------- -------------- -------------
Earnings

Income (loss) from continuing operations
    before federal and foreign taxes (4)        $3,134,659    ($1,907,299)    $3,089,936    $2,364,753     $2,398,866    $2,148,208

Add:

  Fixed charges                                    209,835        403,328        371,844       513,860        601,927       701,781

  Minority interests                                48,310         30,301            620         2,421         13,677         4,085

  Distributed equity income                              0              0            771             0              0             0

  Amortization of capitalized interest               1,058          1,803          1,487         1,057          5,621           768

Less:

  Equity income                                        161          2,122            473         9,777          8,448         6,584

  Capitalized interest                              14,174         15,375          9,497        12,898              0         7,681
                                           ---------------- -------------- -------------- ------------- -------------- -------------

Total earnings (loss) as defined                $3,379,527    ($1,489,364)    $3,454,688    $2,859,416     $3,011,643    $2,840,577
                                           ================ ============== ============== ============= ============== =============

Fixed Charges:

  Interest and amortization of debt expense       $174,646       $343,271       $322,970      $461,370       $571,414      $665,021

  Capitalized interest                              14,174         15,375          9,497        12,898              0         7,681

  Interest factor of rental expense (1)             21,015         44,682         39,377        39,592         30,513        29,079
                                           ---------------- -------------- -------------- ------------- -------------- -------------

    Total fixed charges as defined                $209,835       $403,328       $371,844      $513,860       $601,927      $701,781
                                           ================ ============== ============== ============= ============== =============

Ratio of earnings to fixed charges (2) (4)            16.1            --             9.3           5.6            5.0           4.0


(1) A 1/3 factor was used to compute the portion of rental expenses deemed representative of the interest factor.

(2) The results of operations for the year ended December 31, 1999 are inadequate to cover total fixed charges as defined. The coverage deficiency for the year ended December 31, 1999 is $403,328. Excluding the charge for the REDUX and PONDIMIN litigation settlement of $4,750,000, the pro forma ratio of earnings to fixed charges would be 8.1 for the year ended December 31, 1999.

(3) Amounts have been restated to reflect the Cyanamid Agricultural Products business as a discontinued operation.

(4) The income from continuing operations before federal and foreign taxes for the six months ended June 30, 2000 included the Warner-Lambert Company termination fee of $1,709,380. Excluding the termination fee, the ratio of earnings to fixed charges would be 8.0 for the six months ended June 30, 2000.